Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: December 27, 2007

Citizens Bancorp Quarterly Dividend Increases by 6.25%

BLACKSTONE, VA – Citizens Bancorp of Virginia, Inc. (CZBT.OB) (the “Company”), parent company for Citizens Bank and Trust Company, announces that the Board of Directors approved a 6.25% increase to the quarterly cash dividend. The increase in the cash dividend represents an annualized dividend yield of 4.44% based upon the December 14, 2007 stock price of $15.30 per share. In spite of the tremendous earnings pressure being experienced by community banks across the Commonwealth and the nation, the Company is among the highest in cash dividend payouts in Virginia. The one cent increase from $0.16 per share to $0.17 per share is the first increase in the quarterly dividend rate since the 2005 fourth quarter dividend; when the cash dividend was increased to $0.16 per share from $0.15 per share. For 2007, the Company announced a total of $0.65 per share in quarterly cash dividends.

In announcing the quarterly dividend, Mr. Joseph D. Borgerding, President and Chief Executive Officer said, “The strong fiscal performance of the Company combined with confidence for the future, were among the chief reasons that the Board of Directors approved the increase in the Company’s quarterly dividend payment. With a dividend yield well above 4%, this Company’s dividend is far above the average dividend yield of 2.8% for Virginia community banks.” The quarterly cash dividend is payable on January 15, 2008, to shareholders of record as of the close of business on January 2, 2008.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $290 million in assets as of September 30, 2007. Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest community bank in Virginia. The bank has eleven banking offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, Virginia, along with one branch in the city of Colonial Heights, Virginia and one in the Town of South Hill, Virginia, which provide financial services to individuals and small to medium size businesses. The bank also has a commercial loan production office in Midlothian, Virginia.

******************************

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com